Exhibit 10.1

pSivida

KEY EMPLOYEE ANNUAL BONUS PLAN

1.	Purpose

The purpose of pSivida’s Key Employee Annual Bonus Plan (the “Plan”) is to promote the success of pSivida and its subsidiaries (the “Company) and thereby enhance value for the shareholders of the Company, by providing annual incentive compensation to eligible key executives who contribute to the success of the Company.

2.	Effective Date; Term

The Plan is effective for the Company’s fiscal year beginning FY 2010 and subsequent fiscal years (each such fiscal year, a “Year”). The Plan will remain in effect until terminated by the Company’s Board of Directors (the “Board”).

3.	Plan Administration

The Plan is administered by the Board, which may, in its discretion, delegate some or all of its powers with respect to the Plan to the Compensation Committee or other committee of the Board (the “Committee”). In the event of such delegation, all references (as appropriate) to the Board hereunder shall be deemed to refer to the Committee. The Board has full and exclusive power to interpret the Plan, to decide all questions, controversies and disputes that may arise in connection with the Plan and to adopt such rules, regulations and guidelines for administration of the Plan as the Board may deem necessary or proper. All actions by the Board shall be conclusive and binding on all parties.

4.	Eligibility

The Board may from time to time designate key employees of the Company to participate in the Plan for any Year (the “Participants”).

5.	Determination of Bonuses

At the end of each Year, the Board in its sole discretion shall determine whether a Participant shall receive a bonus for that Year and, if so, the amount of each participant’s bonus. Each Year the Board shall set a target and a maximum total bonus as a percentage of base salary. In addition, each Year the Board will approve Company goals and a weighting for each goal and set such other guidelines as the Board thinks useful to assist the Board in its determination of each Participant’s bonus, although such goals and guidelines shall not be determinative of the bonus actually granted to a Participant.

6.	Payment of Bonuses

Except as otherwise determined by the Board, payment of bonuses as determined under Section 5 above will be made to Participants as soon as practicable after the determination of the bonus. Bonuses may be made in cash, equity or equity incentives, or any combination, awarded under the pSivida Corp. 2008 Incentive Plan.

7.	Termination

A Participant who, prior to the date bonus payments are made, ceases to be an employee for any reason, including, without limitation, termination of employment by reason of resignation, death, illness, disability, retirement or termination with or without cause, shall not be entitled to a bonus payment.

8.	Transferability

Bonuses under the Plan may not be assigned, alienated, sold, or otherwise transferred by the Participant.

9.	Mergers, etc.

In the event of a merger or consolidation of the Company with another company, a liquidation or reorganization of the Company, a sale of a controlling interest in the Company or of all or substantially all of the assets of the Company, the Board in its sole discretion may determine to provide bonuses.

10.	Amendment and Modification

The Board may at any time and from time to time amend, modify, suspend, or discontinue the Plan or any provision hereof, for any reason.

11.	Withholding Taxes

The Company will have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations for withholding federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

12.	Future Rights

No Participant shall have any claim or right to a bonus under the Plan or any right to continued employment with the Company as a result thereof.

13.	Applicable Law

All rights under the Plan shall be governed by and construed in accordance with the laws of the State of Massachusetts.

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